EXHIBIT 21.1

Subsidiary Activities

The Company has formed the following subsidiaries:

GreenPoint Bank (New York State Chartered Savings Bank)

GreenPoint Community Development Corp. (New York)

Headlands Mortgage Company (California)

GreenPoint Mortgage Funding, Inc. (New York)

GreenPoint Credit, LLC. (Delaware)

GP Asset LLC. (Delaware)

GreenPoint Mortgage Securities, Inc. (California)

GreenPoint Agency, Inc. (Delaware)

GreenPoint Insurance Corp. (Arizona)

GreenPoint Purchasing Corp. (Delaware)

Headlands Insurance Agency (California)

Marin Conveyancing Corp. (California)

3090 Ocean Avenue Realty Corp. (New York)

GreenPoint Securities LLC. (New York)

Neerg Corp. (New York)

298 15th Street Realty Corp. (New York)

Neerg Second Corp. (New York)

Alpha REO Corporation. (New York)

Beta REO Corp. (New York)